CERTIFICATE OF INCORPORATION

                                       OF

                        PARAGON ACQUISITION COMPANY, INC.

     FIRST. The name of the corporation (the "Corporation") shall be:

                        Paragon Acquisition Company, Inc.

     SECOND. The Corporation's registered office in the State of Delaware is to be located at 1013 Centre Road, Wilmington, Delaware 19805-1297, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

     THIRD. The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH. The total number of shares of stock which the Corporation shall have the authority to issue is One Hundred One Million (101,000,000) shares, consisting of One Hundred Million (100,000,000) shares of Common Stock having a par value of $.01 per share and One Million (1,000,000) shares of Preferred Stock having a par value of $.01 per share.

     FIFTH. The name and address of the incorporator of the Corporation is Joseph F. Mazzella, Esq., Lane Altman & Owens LLP, 101 Federal Street, Boston, Massachusetts 02110.

     SIXTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

     SEVENTH. Members of the Board of Directors of the Corporation may be elected either by written ballot or by voice vote.

     EIGHTH. The Corporation shall indemnify and hold harmless to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, all persons whom it may indemnify and hold harmless pursuant thereto.

     NINTH. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.








     IN WITNESS WHEREOF, The undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this Certificate of Incorporation this 19th day of June, 1996.

                                               /s/ Joseph F. Mazzella
                                               --------------------------------
                                               Joseph F. Mazzella, Incorporator